UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Meritage Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: Wednesday, May 12, 2004
Time: 10:00 a.m. Texas time

The Crescent Club
200 Crescent Court
Dallas, Texas 75201

To Our Stockholders:

You are invited to attend the Meritage Corporation 2004 Annual Meeting of Stockholders. The purposes of the meeting are:

1.	To elect three Class I Directors, each to hold office for a two-year term,

2.	To approve an amendment to our Stock Option Plan to increase the total number of shares authorized for issuance by 800,000 and change the maximum number of shares that can be issued to any one person from 300,000 in the aggregate to 100,000 shares per year, and

3.	To transact any other business that may properly come before the meeting.

These items are more fully described in the following pages.

Only stockholders of record at the close of business on March 31, 2004 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. A copy of our 2003 Annual Report to Stockholders, which includes audited financial statements, is enclosed.

By Order of the Board of Directors

LARRY W. SEAY, SECRETARY

Scottsdale, Arizona
April 9, 2004

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED. YOU MAY ALSO VOTE BY USING THE INTERNET OR TELEPHONE AS DESCRIBED ON THE PROXY CARD.

MERITAGE CORPORATION
8501 E. PRINCESS DRIVE
SUITE 290
SCOTTSDALE, ARIZONA 85255

PROXY STATEMENT

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Meritage Corporation to be used in voting at our Annual Meeting of Stockholders on May 12, 2004. The meeting will be held at 10:00 a.m. at The Crescent Club, 200 Crescent Court, Dallas, Texas 75201. The proxy materials relating to the annual meeting, together with our annual report (which includes audited consolidated financial statements for our fiscal year ended December 31, 2003), were mailed on or about April 9, 2004 to stockholders of record at the close of business on March 31, 2004 (the “record date”).

You are entitled to revoke your proxy at any time before it is exercised by attending the annual meeting and voting in person, duly executing and delivering a proxy bearing a later date, or sending written notice of revocation to our Corporate Secretary at the above address. Whether or not you plan to be present at the annual meeting, we encourage you to sign and return the enclosed proxy card or to use telephone or Internet voting. Refer to your proxy card for instructions about voting by telephone, Internet and mail.

The Meritage Board of Directors is soliciting proxies. We will bear the entire cost of proxy solicitation, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies through the mail, by personal interview or telephone.

The following information should be reviewed along with the audited consolidated financial statements, notes to consolidated financial statements, report of independent auditors and other information included in our 2003 Annual Report that was mailed to you along with this Proxy Statement.

VOTING SECURITIES OUTSTANDING

On the record date, there were 13,283,647 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities. Each share is entitled to one vote on each proposal to be voted on at the annual meeting. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy. Shares represented by a proxy will be voted in the manner directed by a stockholder. If no direction is made, proxies will be voted (i) for the nominees for election of directors set forth in Proposal No. 1 — Election of Directors, (ii) for the amendments to our Stock Option Plan set forth in Proposal No. 2 — Proposal to Approve Amendment to the Meritage Corporation Stock Option Plan, and (iii) at the discretion of the proxy holders, on all other matters properly brought before the meeting.

VOTE NECESSARY FOR ACTION

Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the three nominees that receive the largest number of FOR votes cast will be elected as Class I Directors. Most other actions require an affirmative vote of the majority of shares present at the meeting. If you mark “withhold authority” on your proxy with respect to the election of a nominee, your vote will not count either “for” or “against” the nominee. Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Abstentions and broker non-votes have the effect of a “no” vote on matters other than director elections.

ELECTION OF DIRECTORS
(Proposal No. 1)

Our Board of Directors currently has seven members. The directors are divided into two classes serving staggered two-year terms. This year our Class I Directors are up for election. The Board, upon recommendation of the Nominating/Governance Committee, has nominated Steven J. Hilton, Raymond Oppel and William G. Campbell, who are presently serving as Class I Directors, for re-election.

All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or if a vacancy should occur before election, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, the Board will vote the proxies held by it for the election of the substitute nominee. In the vote on the election of three director nominees, stockholders may:

•	vote FOR all nominees;

•	vote to WITHHOLD votes for all nominees; or

•	WITHHOLD votes as to specific nominees.

Unless you tell us by your proxy to vote differently, we will vote your properly completed proxy FOR the Board’s nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
ELECTION OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

DIRECTOR INFORMATION

John R. Landon, 46, is co-chairman and co-chief executive officer of Meritage Corporation. Mr. Landon founded Texas-based Legacy Homes in 1987, which became a part of Meritage Corporation in 1997. Prior to founding Legacy Homes, Mr. Landon’s experience included land acquisition and development operations for a large homebuilder, sales and land development for the Trammel Crow Residential Group and public accounting with Ernst & Whinney. Mr. Landon received his undergraduate degree in accounting from Louisiana State University.

Steven J. Hilton, 42, is co-chairman and co-chief executive officer of Meritage Corporation. Mr. Hilton founded Arizona-based Monterey Homes in 1985. Under Mr. Hilton’s leadership, Monterey became publicly traded and combined with Legacy Homes in 1997, which thereafter became Meritage Corporation. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation, a $1.6 billion community bank.

Robert G. Sarver, 42, has been a director since December 1996, and is the chairman and chief executive officer of Western Alliance Bancorporation and a director of Skywest Airlines. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. From 1995 to 1998, he served as chairman of Grossmont Bank. In 1990, Mr. Sarver co-founded and currently serves as the executive director of Southwest Value Partners and Affiliates, a real estate investment company. Mr. Sarver founded the National Bank of Arizona and was its President until its acquisition by Zions Bancorporation in 1994. Mr. Sarver has been a certified public accountant.

Raymond Oppel, 47, has been a director since December 1997. He was the co-founder, chairman and chief executive officer of the Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was sold to the public homebuilder KB Home. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development and land banking. Mr. Oppel has over 15 years of experience in the homebuilding business.

Peter L. Ax, 45, has been a director since September 2000 and is the managing partner of Phoenix Capital Management, an investment banking and merchant banking firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a publicly held consolidator and developer of coin-operated Laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York. Mr. Ax is also on the board of directors of CashX, Inc. and Medit Marketing, Inc. Mr. Ax holds an M.B.A. from the Wharton School at the University of Pennsylvania, a law degree from the University of Arizona, and has been a certified public accountant. He has also been an accounting instructor at the Wharton School.

William G. Campbell, 45, has been a director since May 2002. Mr. Campbell is a co-founder and managing director of Knightsbridge Realty Capital, Inc., an advisory firm that plans and implements capitalization strategies for commercial real estate. Prior to forming Knightsbridge, Mr. Campbell was division manager of FINOVA Realty Capital, the commercial real estate financing division of the FINOVA Group. From 1995 until its acquisition by FINOVA in 1997, Mr. Campbell was chief operating officer of Belgravia Capital Corporation, a nationwide commercial mortgage-banking firm. Mr. Campbell holds an M.B.A. from Pepperdine University and has been a certified public accountant.

C. Timothy White, 43, has been a director since December 1996, and served as a director of Monterey Homes from February 1995 until December 1996. Mr. White is a partner in the national law firm of Greenberg Traurig, LLP, where his practice focuses on representation of homebuilders. Greenberg Traurig provides legal services to Meritage. From 1989 to October 2002, Mr. White was an attorney with the law firm of Tiffany & Bosco, P.A., which also provided legal services to Meritage.

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Management. The following table summarizes, as of March 15, 2004, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•	each Meritage director and nominee for director;

•	each executive officer named in the compensation summary under “Executive Compensation”;

•	all Meritage directors and executive officers as a group.

The address for our directors and executive officers is c/o Meritage Corporation, 8501 East Princess Drive, Suite 290, Scottsdale, Arizona 85255. The number of shares includes shares of common stock owned of record by such person’s spouse and minor children and by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition.

Name Of Beneficial Owner	Position With The Company	Number Of Shares Owned(1)		Right To Acquire By May 15, 2004	Total Beneficial Shares	Percent Of Outstanding Shares
John R. Landon	Director, Co-Chairman and Co-CEO	1,010,168	(2)	97,200	1,107,368	8.3%
Steven J. Hilton	Director, Co-Chairman and Co-CEO	1,100,616	(3)	92,200	1,192,816	8.9%
Robert G. Sarver	Director	479,000	(4)	32,500	511,500	3.8%
Raymond Oppel	Director	—		7,500	7,500	*
Peter L. Ax	Director	—		16,500	16,500	*
William G. Campbell	Director	—		2,500	2,500	*
C. Timothy White	Director	632		32,500	33,132	*
Larry W. Seay	Chief Financial Officer, VicePresident-Finance and Secretary	14,108		46,400	60,508	*
Richard T. Morgan	Vice President and Treasurer	5,152		24,200	29,352	*
All directors and executive officers as a group (9 persons)		2,609,676		351,500	2,961,176	22.2%

*	Less than 1%.

(1)	The amounts shown include the shares of common stock actually owned as of March 15, 2004, and the shares which the person or group had the right to acquire within 60 days of that date. In calculating the percentage of ownership, all shares of common stock which the identified person had the right to acquire within 60 days of March 15, 2004 upon exercise of options are considered as outstanding for computing the percentage of the shares owned by that person or group, but are not considered as outstanding for computing the percentage of the shares of stock owned by any other person.

(2)	Mr. Landon owns 933,334 shares with his spouse, as tenants-in-common.

(3)	Shares are held by family trusts.

(4)	Mr. Sarver is deemed to beneficially own 3,000 shares through his spouse and 1,000 shares through a minor child.

Certain Other Beneficial Owners. Based on filings made under the Exchange Act, as of March 15, 2004, the only other known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially Owned At December 31, 2003
Certain Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
Capital Growth Management LP (1)	One International Place, Boston, MA 02110	1,052,700	8.0%
FMR Corp. (2)	82 Devonshire Street, Boston, MA 02109	723,200	5.5%
Wasatch Advisors, Inc. (3)	150 Social Hall Avenue, Salt Lake City, UT 84111	724,709	5.5%
Wellington Management Company, LLP (4)	75 State Street, Boston, MA 02109	739,500	5.6%

(1)	Based solely on Schedule 13G/A, filed with the SEC on February 6, 2004. Capital Growth Management LP (“CGM”) has sole voting power with respect to 1,052,700 shares and shared dispositive power with respect to those 1,052,700 shares. The Schedule 13G/A also states that CGM disclaims any beneficial interest in the shares.

(2)	Based solely on Schedule 13G/A, filed with the SEC on February 17, 2004. FMR Corp. has sole voting power with respect to 23,200 shares and sole dispositive power with respect to 723,200 shares. The interest of Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in Meritage common stock amounted to 700,000 shares or 5.3% of total outstanding shares at December 31, 2003. The voting of these 700,000 shares is carried out under guidelines established by the fund’s Boards of Trustees.

(3)	Based solely on Schedule 13G, filed with the SEC on February 18, 2004. Wasatch Advisors, Inc. has sole voting and dispositive power with respect to 724,709 shares.

(4)	Based solely on Schedule 13G/A, filed with the SEC on February 12, 2004. Wellington Management Company, LLP has shared voting power with respect to 479,300 shares and shared dispositive power with respect to 739,500 shares.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors is elected by the stockholders to oversee their interests in the health and overall success of our business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting the business of the Company. Meritage operates within a comprehensive plan of corporate governance for the purpose of defining and setting high standards for ethical conduct. This plan provides an important framework within which the Board of Directors can pursue the Company’s strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices

We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•	director qualifications,

•	independence criteria,

•	director responsibilities,

•	our committee structure,

•	director access to officers and employees,

•	our philosophy with respect to director compensation,

•	director orientation and continuing education, and

•	our plans with respect to management succession.

Our Corporate Governance Principles and Practices are available on our website at www.meritagecorp.com. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as appropriate.

Director Qualification and Independence

Determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to age, skills, and experience in the context of the needs of the Board of Directors. The Nominating/Governance Committee also evaluates the independence of each candidate. Consistent with rules and regulations of the New York Stock Exchange (“NYSE”), at least a majority of the Board of Directors must be independent.

No Director will be deemed to be independent unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company, directly or as an officer, shareowner or partner of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its annual review of Director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any Director may have with the Company.

As a result of its annual review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors, which are identified by an asterisk in the next table, are Robert Sarver, Raymond Oppel, Peter Ax and William Campbell. In making this determination, the Board of Directors evaluated whether there exists any material relationships between these individuals and Meritage. The Board of Directors determined that there does not exist any material relationships between the Company and Peter Ax and William Campbell. The Board identified and evaluated certain relationships that exist between the Company and Robert Sarver and Raymond Oppel, but determined these relationships are not material and do not affect Messrs. Sarver’s nor Oppel’s independence.

•	In the case of Mr. Sarver, he indirectly owns a 5% beneficial interest, through a partnership, in real property subject to a purchase contract with Meritage. Mr. Sarver’s beneficial interest in this property is estimated to be approximately $230,000. In addition, from time to time, we charter an aircraft from a company owned by Mr. Sarver. The Board of Directors determined that these items are not material and do not affect Mr. Sarver’s independence because these transactions and holdings are not significant to Mr. Sarver’s net worth or financial position.

•	In the case of Mr. Oppel, in 2001 he discontinued making investments in transactions involving Meritage. Prior to this, Mr. Oppel made investments as a minority investor in several limited partnerships that are party to option contracts that sell housing lots to Meritage. In addition, Mr. Oppel has a minority interest in an entity that in 2001 entered into a contract with Hammonds Homes for the sale of housing lots. By virtue of our acquisition of Hammonds Homes in 2002, Meritage became a party to this contract. The Board of Directors determined that these transactions are not material and do not affect Mr. Oppel’s independence because the transactions are not significant to Mr. Oppel’s net worth or financial position.

John Landon and Steven Hilton are not considered independent because they are employed by the Company and C. Timothy White is not considered independent because he is a partner in a law firm that provides legal services to the Company.

The Board has also determined that all governance Committees of the Board are entirely composed of independent directors.

The Board and Board Committees

We currently have seven incumbent directors and the following committees: Audit Committee, Executive Compensation Committee, and Nominating/Governance Committee.

During 2003, the Board held seven meetings. Each director attended all of these meetings and the committee meetings of which he is a member, with the exception of Mr. Sarver who was unable to attend two audit committee meetings. Directors are expected to attend the Meritage Annual Meeting of Stockholders. All directors attended our 2003 annual meeting, which was held on May 21, 2003.

The following table summarizes the current members of our Board of Directors and describes the current members of each of the Committees and the number of meetings held during 2003.

Board of Directors	Audit Committee		Executive Compensation Committee		Nominating/Governance Committee
John R. Landon
Steven J. Hilton
Robert G. Sarver*	X		X		X	**
Raymond Oppel*	X		X		X
Peter L. Ax* +	X	**	X	**
William G. Campbell*	X				X
C. Timothy White
Number of Meetings	8		4		1

*	Independent X = Member ** = Chair + = Lead Independent Director

Audit Committee

The Board of Directors has established an Audit Committee in accordance with the Securities Exchange Act of 1934. The Audit Committee assists the Board of Directors:

•	in fulfilling its oversight of the integrity of the Company’s financial statements,

•	in determining the Company’s compliance with legal and regulatory requirements,

•	in determining the independent auditors’ qualifications and independence, and

•	in evaluating the performance of the Company’s internal audit function and independent auditors.

The Audit Committee has the sole authority to appoint or replace the independent accountants and approves all audit engagement fees and terms of all significant non-audit engagements with the independent accountants in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as it deems necessary to carry out its duties.

The Audit Committee operates under a written charter established by the Board. The restated charter is attached to this Proxy Statement as Exhibit A and is also available on our website at www.meritagecorp.com. Each member of the Audit Committee meets the independence requirements of the NYSE and the Securities Exchange Act of 1934, and is financially literate, knowledgeable and qualified to review our financial statements. The Board of Directors has designated each Peter Ax and Robert Sarver an “audit committee financial expert.” Information about Messrs. Sarver’s and Ax’s past business and educational experience is included in their biographies in this Proxy Statement under the caption “Director Information.”

The report of the Audit Committee is included in this Proxy Statement on page 17.

Executive Compensation Committee

The Board of Directors has established an Executive Compensation Committee in accordance with the NYSE’s rules and regulations. The Executive Compensation Committee reports regularly to the Board of Directors and its responsibilities include:

•	reviewing and approving goals and objectives relative to the compensation of our Co-CEOs, evaluating our Co-CEOs’ performance in light of these goals and approving the compensation of our Co-CEOs,

•	making recommendations to the Board of Directors with regard to non-CEO compensation plans and equity-based plans, and

•	producing a report on executive compensation to be included in our annual Proxy Statement.

The Executive Compensation Committee operates under a written charter, which is available on our website at www.meritagecorp.com. Each member of the Executive Compensation Committee meets the independence requirements of the NYSE. The report of the Executive Compensation Committee is included in this Proxy Statement at page 12.

Nominating/Governance Committee

The Board of Directors has established a Nominating/Governance Committee, which reports directly to the Board of Directors and is responsible for:

•	identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,

•	developing and recommending Corporate Governance Principles and Practices applicable to the Company,

•	leading the Board of Directors in its annual review of the Board’s performance, and

•	recommending nominees for the Executive Compensation Committee and Audit Committee.

The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at www.meritagecorp.com. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

Director Nomination Process

Stockholder Nominees. The policy of the Nominating/Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board of Directors as described below. In evaluating such nominations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any shareholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be submitted to:

Meritage Corporation
8501 E. Princess Drive
Suite 290
Scottsdale, Arizona 85255
Attn: Corporate Secretary

The Secretary will forward all nominations to the Nominating/Governance Committee. In addition, the Company’s bylaws permit stockholders to nominate directors for consideration at an annual shareholder meeting. For a description of the process for submitting such nominations, and the deadline to propose actions for consideration at next year’s annual meeting, please see “Stockholder Proposals” on page 24 of this Proxy Statement.

Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in the Company’s Corporate Governance Principles and Practices. Prospective nominees should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education, or public interest. They should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of the stockholders of the Company.

Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.

Executive Sessions of Independent Directors

Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of Directors that are employees or officers of the Company. The non-management Directors met in executive session several times during 2003 and early 2004. Peter Ax has been appointed the Lead Independent Director and presides over these executive session meetings.

Code of Ethics

Meritage Corporation is committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our Co-CEOs and our Chief Financial Officer. The Code is available on our website at www.meritagecorp.com.

Communications with the Board of Directors

Interested persons may communicate with the Board of Directors, including the Lead Independent Director, by writing to our Corporate Secretary at the address set forth on page 8.

DIRECTOR COMPENSATION

Non-employee directors received an annual retainer of $32,000 in 2003, plus expenses related to attending Board and Committee meetings. Beginning in 2004, our non-employee directors will receive an annual retainer of $50,000, plus expenses. Our Lead Independent Director receives $55,000 in addition to his annual retainer. Non-employee directors receive no additional cash compensation for attending Board or Committee meetings. In 2003, each non-employee director was granted options to acquire 2,500 shares of our common stock as additional consideration for their services. Beginning in 2004, each non-employee director will be granted options to acquire 5,000 shares of our common stock. Non-employee director stock options vest in equal share increments on each of the first two anniversary dates of the date of grant and have an exercise price equal to the closing price of our common stock on the grant date.

EXECUTIVE COMPENSATION

The following table summarizes the compensation we paid in 2003, 2002 and 2001 to our co-chief executive officers and other most highly compensated executive officers who were paid in excess of $100,000 in 2003.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name And Principal Position	Year	Salary ($)	Bonus($)		Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation($)(4)
John R. Landon — Co- Chairman and Co-Chief Executive Officer	2003	$712,500	$2,582,856		—	40,000	$94,673
	2002	425,000	1,935,043		—	40,000	58,575
	2001	425,000	1,417,401		—	49,000	57,277
Steven J. Hilton — Co- Chairman and Co-Chief Executive Officer	2003	712,500	2,582,856		—	40,000	61,192
	2002	425,000	1,935,043		—	40,000	23,026
	2001	425,000	1,417,401		—	49,000	40,964
Larry W. Seay — Chief Financial Officer, Vice President-Finance and Secretary	2003	262,019	786,784	(1)	—	15,000	20,144
	2002	224,678	600,130	(2)	—	15,000	12,937
	2001	195,346	270,000	(3)	—	19,500	11,191
Richard T. Morgan — Vice President and Treasurer	2003	165,000	180,000	(1)	—	10,000	9,200
	2002	150,000	165,455	(2)	—	10,000	5,811
	2001	150,000	130,000	(3)	—	13,500	4,968

(1)	Includes deferred compensation of $46,000 for each Messrs. Seay and Morgan, payable in December 2006.

(2)	Includes deferred compensation of $45,455 for each Messrs. Seay and Morgan, payable in December 2005. Mr. Morgan also received an award of 152 shares of Meritage stock in 2002.

(3)	Includes deferred compensation of $45,000 and $40,000 for Messrs. Seay and Morgan, respectively, payable in December 2004. Mr. Seay also received an award of 108 shares of Meritage stock in 2001.

(4)	These amounts represent matching contributions by us to the officers’ accounts under the 401(k) plan, group medical, long-term disability and life insurance plan premiums and automobile allowances paid by us as follows:

Name	Year	401(k) Match	Group, Long- Term Disability And Life Insurance	Vehicle Travel Allowance	Total Other Compensation
John R. Landon	2003	$3,125	$74,445	$17,103	$94,673
	2002	3,087	39,816	15,672	58,575
	2001	2,250	38,347	16,680	57,277
Steven J. Hilton	2003	3,553	25,595	32,044	61,192
	2002	3,278	18,735	1,013	23,026
	2001	3,130	15,115	22,719	40,964
Larry W. Seay	2003	3,408	4,436	12,300	20,144
	2002	3,300	3,637	6,000	12,937
	2001	3,150	3,391	4,650	11,191
Richard T. Morgan	2003	2,715	6,485	—	9,200
	2002	2,475	3,336	—	5,811
	2001	2,362	2,606	—	4,968

OPTION GRANTS IN 2003

The following table lists stock options granted in 2003 to the officers named in the Summary Compensation Table above. The amounts shown as potential realizable values rely on arbitrarily assumed share price appreciation rates prescribed by the SEC over the five or seven-year term of the options. In assessing those values, please note that the ultimate value of the options depends on actual future share values and do not necessarily reflect management’s assessment of our future stock price performance and are not intended to indicate our assessment of the value of the options.

	Individual Grants				Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
Name	Number Of Shares Underlying Options Granted (#)	Percent of Total Options Granted to Employees In 2003	Exercise Of Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
John R. Landon	37,160	11.1%	32.00	3/12/10	484,091	1,128,138
John R. Landon	2,840	0.8%	35.20	3/12/08	27,619	61,031
Steven J. Hilton	37,160	11.1%	32.00	3/12/10	484,091	1,128,138
Steven J. Hilton	2,840	0.8%	35.20	3/12/08	27,619	61,031
Larry W. Seay	15,000	4.5%	32.00	3/12/10	195,408	455,384
Richard T. Morgan	10,000	3.0%	32.00	3/12/10	130,272	303,589

No options were granted at a below market price in 2003, and we do not have a stock appreciation rights program.

AGGREGATED OPTION EXERCISES IN 2003
AND 2003 YEAR-END OPTION VALUES

The following table lists the number of shares acquired and the value realized as a result of options exercised during 2003 for the listed officers. The table contains values for “in the money” options, which are those with a positive spread between the exercise price and the December 31, 2003 share price of $66.31. The values are the difference between the year-end price per share and the exercise price per share, multiplied by the number of applicable shares in the money. These values may never be realized. The options may never be exercised, and the value, if any, will depend on the share price on the exercise date.

			Number Of Securities Underlying Unexercised Options At December 31, 2003 (#)		Value of Unexercised In- The-Money Options At December 31, 2003 ($)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Landon	31,645	1,515,063	88,995	139,760	4,674,072	5,751,697
Steven J. Hilton	24,000	1,123,190	55,640	139,760	2,712,048	5,751,697
Larry W. Seay	14,000	789,666	32,600	64,400	1,733,828	2,902,622
Richard T. Morgan	34,000	1,372,585	10,800	40,200	511,984	1,760,426

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The following Report of the Executive Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

It is the duty of the Executive Compensation Committee to review and determine the salaries and bonuses of the Co-CEOs, and to establish the general compensation policies for executive officers. The Committee believes that the compensation programs for each Co-CEO and the Company’s other executive officers should reflect Meritage’s performance and the value created for Meritage stockholders, and that compensation programs should support the goals and values of the Company. In addition, the Executive Compensation Committee administers Meritage’s Annual Incentive Plan.

General Compensation Policy and Philosophy. The Company’s philosophy is to provide its executive officers with compensation that is based on their individual performance and the financial performance of Meritage. Compensation is generally comprised of:

•	a base salary,

•	performance bonuses designed to reward performance based on financial results, and

•	stock-based incentives designed to tie the executive officers’ overall compensation to the interests of Meritage’s stockholders by providing rewards to executives if stockholders benefit from stock price appreciation.

The Executive Compensation Committee attempts to set executive compensation at levels that are competitive within the industry. The Company’s philosophy is to set salaries at the industry medium and provide for the opportunity to earn bonuses at the 75th percentile if the financial hurdles set by the Board of Directors are met. Each year we review executive compensation against publicly available information for other homebuilders. Periodically, we engage outside consultants to evaluate our compensation programs.

In 2001, the Board of Directors and stockholders approved the Meritage Corporation Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan provides for annual incentive awards to certain of our key executives. In determining awards to be made under the Annual Incentive Plan, the Executive Compensation Committee may approve a formula that is based on one or more objective criteria, including performance criteria and performance goals. Performance criteria must include one or more of the following: pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms or as compared to any incremental increase, or as compared to results of a peer group. It is our intent that awards made pursuant to the Annual Incentive Plan constitutes “qualified performance-based compensation” satisfying the requirement of Section 162(m) of the Internal Revenue Code (the “Code”).

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each executive officer named in this Proxy Statement. The $1 million limitation generally does not apply to compensation that is pursuant to a performance-based plan approved by stockholders. Our policy is to comply with the requirements of Section 162(m) and maintain deductibility for all executive compensation, except in circumstances where the Executive Compensation Committee concludes on an informed basis that it is in the best interest of Meritage and our stockholders to take actions with regard to the payment of executive compensation which do not qualify for tax deductibility.

CEO Compensation. Meritage’s two co-chief executive officers, John R. Landon and Steven J. Hilton, were compensated during 2003 pursuant to employment agreements they have with the Company. Mr. Landon’s and Mr. Hilton’s employment agreements provide for a base salary, bonuses based on company performance and stock options. Both agreements provide for an annual performance-based bonus. In 2003, the bonus component for our Co-CEOs was based on a percentage of our pre-tax net earnings. In 2003, the objective performance criteria used to determine whether our Co-CEOs were entitled to a bonus was based on (i) the achievement of certain budget targets as determined by the Executive Compensation Committee and (ii) Meritage’s return on assets and return on equity relative to other peer homebuilder companies. The Executive Compensation Committee believes that tying compensation to financial performance aligns the interests of executives with those of our stockholders as determined by the Board of Directors. These agreements expire in 2005.

The performance bonus criteria in 2003 for each Mr. Landon and Mr. Hilton was based on consolidated pre-tax net income and in meeting certain return on asset and return on equity goals. Based on the 2003 financial results, Messrs. Landon and Hilton each exceeded the minimum thresholds to qualify for a performance bonus. As a result, the Executive Compensation Committee approved the following compensation for Messrs. Landon and Hilton:

•	an annualized salary of $850,000,

•	a performance bonus of $2,582,856, and

•	a grant of 40,000 stock options vesting over five years.

The Co-CEOs also participate in various other benefit plans generally available to all Meritage employees, including medical, 401(k) and life insurance plans.

During 2002, the Executive Compensation Committee commissioned a global consulting firm to conduct a study of the Company’s executive compensation. As a result of this study, new employment agreements with John R. Landon and Steven J. Hilton, Meritage’s Co-CEOs, were approved and entered into in 2003. These employment agreements are described in the following section.

Peter L. Ax — Chairman
Robert G. Sarver
Raymond Oppel

EMPLOYMENT AGREEMENTS

In 2003, the Executive Compensation Committee approved new employment agreements with John R. Landon and Steven J. Hilton, the Company’s Co-CEOs.

General Provisions. The new employment agreements were entered into in 2003 and expire on December 31, 2005, subject to one-year renewal options. The agreements provide for an annual base salary of $850,000, increasing to $925,000 commencing January 1, 2005, an annual performance-based bonus, stock options and other benefits.

Performance-Based Bonus. Our Co-CEOs are entitled to a performance-based bonus if they meet or exceed certain defined performance criteria. The new employment agreements provide that the bonus is based on a percentage of our pre-tax net earnings (2003) and earnings before interest, taxes, depreciation and amortization (EBITDA) (2004 and 2005). In 2003, the objective performance criteria used to determine whether Messrs. Landon and Hilton were entitled to a bonus was based on (i) the achievement of certain budget targets as determined by the Executive Compensation Committee and (ii) Meritage’s return on assets and return on equity relative to other peer homebuilder companies. In 2004 and 2005, the objective performance criteria that will be used to determine whether Messrs. Landon and Hilton are eligible for a bonus is based on Meritage’s return on assets and return on equity relative to other peer homebuilder companies (as determined in accordance with the employment agreements).

Stock Options. The new employment agreements provide for an annual grant to each Co-CEO of options to acquire 40,000 shares of Meritage common stock. The options vest over five years and the exercise price is equal to the fair market value on the date of grant, or if the options are incentive stock options, 110% of the fair market value of the date of grant.

Other Benefits. The agreements also entitle Mr. Landon and Mr. Hilton to participate in fringe and other benefits as are regularly provided by Meritage to its senior management, such as health and long-term disability insurance and paid vacation. In addition, the agreements provide Messrs. Landon and Hilton with:

•	payments to purchase additional life insurance coverage and disability insurance coverage,

•	a supplemental savings plan enabling deferred compensation in excess of current 401(k) limitations,

•	supplemental retirement benefits, and

•	charter aircraft services and the use of a Company car.

Non-Compete and Severance Provisions. The new employment agreements contain non-compete provisions restricting Messrs. Landon and Hilton from engaging in the homebuilding and home sales business (subject to certain defined exceptions), hiring Meritage’s employees, and soliciting its customers and suppliers for a competing business or otherwise attempting to induce any customer or supplier to discontinue or materially modify its relationship with Meritage. The non-compete and non-solicitation provisions of Messrs. Landon’s and Hilton’s employment agreement continue for two years from their date of termination.

If Mr. Landon or Mr. Hilton voluntarily terminates his employment with the Company for any reason or the Company discharges him without cause, the Company will be obligated to pay:

•	$10 million, in equal monthly installments over a period of two years, which payment represents consideration for consulting, severance and non-competition, and

•	where the Company discharges him without cause during the last three months of the Company’s fiscal year, a pro rata bonus based on the Company’s performance for that fiscal year.

In addition, in the event the Company discharges either Mr. Landon or Mr. Hilton without cause, any options granted to him after July 1, 2003 shall vest in full.

If Mr. Landon or Mr. Hilton’s employment is terminated by the Company for cause, the Company will be obligated to pay his base salary through the date of termination, but no severance payment or other bonus will otherwise be payable.

Messrs. Landon and Hilton also have stock options that were granted prior to July 1, 2003 that include certain acceleration provisions. If the Company discharges Mr. Landon or Mr. Hilton without cause, or they resign for good reason, they may exercise any stock options granted prior to the new employment agreements to the extent already vested or to the extent they vest within three months of termination.

The Company also has an employment agreement with Larry W. Seay, its Chief Financial Officer, which will expire on December 31, 2005, subject to a one year renewal option. Mr. Seay’s agreement is designed to provide for a base salary and an annual bonus based on the achievement of specific performance objectives, which are similar in nature and scope to the performance criteria applied to our Co-Chief Executive Officers. If Mr. Seay is terminated without cause or he terminates his employment for good reason, he will be entitled to receive:

•	100% of his base salary and 100% of his average bonus for the previous two fiscal years, which payment represents consideration for consulting, severance and non-competition, and

•	where the Company discharges him without cause during the last three months of the Company’s fiscal year, a pro rata bonus based on the Company’s performance for that fiscal year.

If Mr. Seay’s employment is terminated as a result of his death or disability, the Company will pay a pro rated amount of his bonus for the year. In addition, upon such a termination, Mr. Seay’s options granted shall accelerate and become vested and he will have a period of one year to exercise such options. If Mr. Seay terminates his employment without good reason or the Company discharges him for cause, then the Company will be obligated to pay his base salary through the date of termination, but no severance payment or bonus will otherwise be payable. The non-compete provisions of Mr. Seay’s employment agreement last six months from his date of termination and the non-solicitation provisions last one year from his date of termination.

CHANGE OF CONTROL ARRANGEMENTS

We have senior executive severance agreements with Messrs. Landon, Hilton, Seay and Morgan. Under these severance agreements, Messrs. Landon, Hilton and Seay are entitled to a severance payment if his employment is terminated by us without cause within 90 days prior to, or within two years following, a change of control event. In the case of Mr. Morgan, he is entitled to receive a severance payment if his employment is terminated by us without cause within two years following a change of control event. In addition, the executive officer is entitled to the severance payment if he terminates his employment for good reason within two years following a change in control event. The severance payment equals the sum of:

•	for Messrs. Landon and Hilton, three times the highest of the following (i) his average incentive compensation for the two years prior to the termination of his employment, (ii) his incentive compensation for the year preceding the year in which the change of control occurred or (iii) the incentive compensation he would have been entitled if the year were to end on the day on which the change of control occurs (based on performance up to that date),

•	for Mr. Seay, two times the highest of the following (i) his average incentive compensation for the two years prior to the termination of his employment, (ii) his incentive compensation for the year preceding the year in which the change of control occurred or (iii) the incentive compensation he would have been entitled if the year were to end on the day on which the change of control occurs (based on performance up to that date), and

•	for Mr. Morgan, one times one times the average of the higher of (i) his incentive compensation for the two years prior to the termination of his employment, or (ii) his incentive compensation on the date preceding the change in control.

In addition, each executive will receive continuation of insurance benefits for a period of 24 months following termination of employment and immediate acceleration and vesting of all their stock options.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

It is the duty of the Audit Committee to provide independent, objective oversight of Meritage’s accounting functions and internal controls. The Audit Committee is composed of independent directors and acts under a written charter that sets forth the audit related functions the committee is to perform. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is located on our website and attached to this Proxy Statement at Exhibit A. The audit functions of the Audit Committee are to:

•	serve as an independent and objective party to monitor Meritage’s financial reporting process and internal controls,

•	review and appraise the audit efforts of Meritage’s independent accountants, and

•	provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

The Audit Committee meets with management periodically to consider the adequacy of Meritage’s internal controls and the objectivity of its financial reporting. We discuss these matters with our independent auditors and with appropriate company financial personnel. We regularly meet privately with the independent auditors, who have unrestricted access to the Committee. We also recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management. We have considered the provision of additional services by our independent auditors and believe that the provision of such additional services does not adversely impact their independence.

Although the Committee reviews Meritage’s financing plans and reports recommendations to the full Board for approval, management has primary responsibility for our financial statements and the overall reporting process, including the Company’s internal controls. The independent auditors audit the annual consolidated financial statements prepared by management, express an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of Meritage in conformity with accounting principles generally accepted in the United States of America and discuss with us any issues they believe should be raised with us.

This year, we reviewed Meritage’s audited consolidated financial statements and met with both management and KPMG LLP, our independent auditors, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have received from and discussed with KPMG LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Meritage. We also discussed with KPMG LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Peter L. Ax—Chairman
Robert G. Sarver
Raymond Oppel
William G. Campbell

PERFORMANCE GRAPH

The following Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information.

The chart below graphs our performance in the form of cumulative total return to stockholders for the past five years. Our total return is compared to that of the Standard & Poor’s 500 Index and the peer group reported in our last Proxy Statement. Our peer group is consistent with the group our Board of Directors uses for purposes of calculating certain components of our Co-CEOs’ annual performance bonuses.

The comparison assumes $100 was invested on December 31, 1998 in Meritage common stock and in each of the other indices and assumes reinvestment of dividends.

	As of December 31,
	1998	1999	2000	2001	2002	2003
Meritage Corporation	100	89	306	421	552	1,088
S&P 500	100	120	107	93	72	90
Peer Group(1)	100	93	166	233	273	634

(1)

The Peer Group consists of the following companies: Beazer Homes USA, Inc., Dominion Homes, Inc., Hovnanian Enterprises, Inc., MDC Holdings, Inc., Ryland Group, Inc., Toll Brothers, Inc., Standard- Pacific Corporation, Technical Olympic USA, Inc., M/I Schottenstein Homes, Inc., WCI Communities, Inc., and William Lyon Homes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) under Section 16(a).

SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2003 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since 1997, we have leased office space in Plano, Texas from a Texas partnership owned by John Landon and his spouse. The lease expires in May 2005. Rents paid to the partnership were $241,825 in 2003 and $225,182 in 2002. Scheduled rent payments in 2004 are approximately $256,000.

We paid legal fees of approximately $1,032,000 in 2003 and $432,000 in 2002 to law firms of which C. Timothy White was a partner.

During 2003 and 2002, we chartered an aircraft from a company in which Steven J. Hilton has an ownership interest. The total amounts paid for the charter service were approximately $202,000 and $128,000, respectively.

In 2002, we entered into a contract with a limited partnership to acquire a parcel of land in Tucson, Arizona. The purchase price of the land is approximately $4.6 million. One of our directors, Robert G. Sarver, has an indirect 5% beneficial interest in this parcel of land through his investment in a partnership. The company anticipates it will acquire this parcel of land in 2004. In addition, during 2002, we chartered an aircraft from a company owned by Mr. Sarver. The total amounts paid for these charter services during 2002 was $27,604.

Prior to becoming a Meritage director, Raymond Oppel made various investments in partnerships that conducted business with the Company. By the end of 2001, Mr. Oppel discontinued making new investments in landbanking transactions that involved sales to Meritage. Mr. Oppel has minority investments in several limited partnerships that have entered into landbanking transactions with us. As of December 31, 2003, Mr. Oppel’s investment amounts had been returned to him. Mr. Oppel also has a 7.5% limited partnership interest in a joint venture that sells lots to Hammonds Homes, which agreement was made prior to our acquisition of Hammonds. During 2002, we acquired 175 lots at a cost of approximately $14.1 million from these partnerships and in 2003 we acquired 243 lots at a cost of approximately $17.7 million. We anticipate that in 2004 we will acquire additional lots from these partnerships pursuant to the existing option contracts and agreements. However, as the amount and timing of acquisitions is subject to a number of factors, including factors within and outside the control of Meritage, the exact amount of purchases in a given period that will be made by the partnerships Mr. Oppel has invested in cannot be reasonably estimated.

Management believes that the terms and fees negotiated for all transactions listed above are no less favorable than those that could be negotiated in arm’s length transactions.

PROPOSAL TO APPROVE AMENDMENT TO THE MERITAGE CORPORATION
STOCK OPTION PLAN
(Proposal No. 2)

On December 12, 2003, our Board of Directors adopted, subject to shareholder approval, amendments to the Meritage Corporation Stock Option Plan (the “Plan”) that would increase the number of shares of common stock reserved for issuance under the plan from 2,150,000 to 2,950,000 and change the maximum number of shares that can be granted to any one person from 300,000 shares in the aggregate to 100,000 shares per year. Certain material features of the plan are discussed below, however, the description is subject to, and qualified by the full text of the plan, attached as Exhibit B, which includes the proposed amendment highlighted in bold. The closing price for our common stock on March 15, 2004, as reported on the New York Stock Exchange, was $74.02 per share.

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote is required to approve the proposal. Broker non-votes and abstentions will not be considered votes for this proposal.

The Board believes the plan promotes success and enhances our value, as it ties the personal interests of the participants to those of stockholders and provides the participants with an incentive for outstanding performance. The Board of Directors administers the plan, and has exclusive authority over it, including the power to determine a participant’s eligibility, the types of awards to be granted, the timing of the awards and the exercise price of awards.

General — Description of Available Awards

Incentive Stock Options. An Incentive Stock Option (“ISO”) is a stock option that satisfies the requirements specified in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Under the Code, ISOs may only be granted to employees. In order for an option to qualify as an ISO, the price payable to exercise the option must be equal or greater than the fair market value of the stock at the date of the grant, the option must expire no later than 10 years from the date of the grant, and the stock subject to ISOs that are first exercisable by an employee in any calendar year must not have a value of more than $100,000 as of the grant date. Certain other requirements must also be met. The Board determines the amount of consideration to be paid to us upon exercise of any options. Payment may be made in cash, common stock or other property.

An optionee is not treated as receiving taxable income upon either the grant or the exercise of an ISO. However, the difference between the exercise price and the fair market value of the stock at the time of exercise is an item of tax preference in determining liability for the alternative minimum tax, assuming that the common stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the common stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the common stock (determined at the time the stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the stock becomes either transferable or not subject to a substantial risk of forfeiture.

If common stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date the stock is transferred to the optionee upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such common stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” occurs. If a disqualifying disposition occurs, the optionee realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price, or the selling price of the common stock and the exercise price, whichever is less. The balance of the optionee’s gain on a disqualifying disposition, if any, is taxed as a capital gain.

We are not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the common stock received, except in the event of a disqualifying disposition. In such case, we are entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Stock Options. A Non-Qualified Stock Option (“NQSO”) is any stock option other than an Incentive Stock Option. These options are referred to as “non-qualified” because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Code.

The optionee realizes no taxable income upon the grant of an NQSO, nor are we entitled to a tax deduction by reason of such grant. Upon the exercise of an NQSO, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the common stock on the exercise date over the exercise price, and we are entitled to a corresponding tax deduction.

Upon subsequent sale or disposition of common stock acquired through exercise of an NQSO, the optionee realizes a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee has no tax consequence to us.

Change of Control

Upon the occurrence of a Corporate Transaction (as defined in the Plan), if the surviving corporation or the purchaser does not assume Meritage’s obligation under the Plan, all outstanding options shall become immediately exercisable in full and each option holder shall be given the opportunity to exercise their options before the consummation of the Corporation Transaction so that the option holder can participate in the Corporate Transaction. The Plan defines a “Corporate Transaction” to include:

•	a merger or consolidation in which the Company is not the surviving entity,

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company in a liquidation or dissolution of the company, or

•	any reverse merger in which the Company is the surviving entity but in which the beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger.

To the extent that the Plan is unaffected and assumed by the successor corporation or its parent company, a Corporate Transaction will have no effect on the outstanding options and the options shall continue in effect according to their terms. Options which continue in effect shall be appropriately adjusted to account for the number and class of securities which would have been issued to the option holder in connection with the consummation of the Corporate Transaction had the option holder exercised the option immediately prior to the Corporate Transaction. Appropriate adjustments also shall be made to the exercise price of such options, provided that the aggregate exercise price shall remain the same.

Plan Benefits

The following table sets forth grants of options made under the current plan during 2003 to (i) each of the executive officers named on page 5, (ii) all current executive officers, as a group; (iii) all current directors and director nominees who are not executive officers, as a group; (iv) all employees, including all current officers who are not executive officers, as a group; and (v) all non-employees. Grants under the current plan and the new plan are made at the discretion of the Board of Directors.

Individual Or Group Name	Number Of Shares Subject To Options Granted	Weighted Average Exercise Price Per Share
Executive Officers
John R. Landon	40,000	$32.23
Steven J. Hilton	40,000	$32.23
Larry W. Seay	15,000	$32.00
Richard T. Morgan	10,000	$32.00
Executive Officer Group (4 persons)	105,000	$32.17
Non-Executive Officer Director Group (5 persons)	12,500	$32.00
Non-Executive Officer Employee Group (55 persons)	230,500	$32.89
Non-Employee Group (1 person)	1,000	$39.40

Amendments to Plan

The Board of Directors has reviewed the options currently remaining in the option pool for the Plan and has determined that it is appropriate to increase the maximum number of shares authorized for issuance under the Plan and to change the maximum number of shares that can be issued to any one person. As of March 15, 2004, (i) 851,763 shares have been issued upon exercise of options and are included in the total number of shares outstanding Common Stock, and (ii) option grants representing 1,256,697 shares were outstanding under the Plan. The total number of shares of common stock available for awards under the Plan currently is 41,540. The Board believes that an increase in the number of authorized shares is necessary for the continued optimal use of the Plan, thus increasing the Plan’s success and its impact on our value. In addition, Messrs. Landon and Hilton, our co-chief executive officers, have each been issued 260,400 options under the Plan. Therefore, the Board is asking the stockholders to approve amendments to the Plan that would increase the number of shares authorized for issuance under the Plan from 2,150,000 to 2,950,000 and change the maximum number of shares that could be issued to any one person from 300,000 shares in the aggregate to 100,000 shares per year.

EQUITY COMPENSATION PLAN INFORMATION

The following presents information as of December 31, 2003 about the number of shares of our common stock to be issued upon exercise of outstanding options and the number of shares of our common stock remaining available for future issuance under existing equity compensation plans for (1) plans approved by stockholders and (2) plans not approved by stockholders. We have no outstanding warrants or stock appreciation rights.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,346,512	$22.74	57,540
Equity compensation plans not approved by security holders	0	0	0
Total	1,346,512	$22.74	57,540

At December 31, 2003, we did not have any equity compensation plans that had been adopted without stockholder approval.

Securities Act Registration

We intent to register the additional shares of common stock available for issuance under a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL
TO AMEND THE MERITAGE CORPORATION STOCK OPTION PLAN.

INDEPENDENT AUDITORS

KPMG LLP served as our principal independent auditors for the fiscal years ended December 31, 2002 and 2003. We expect representatives of KPMG LLP to be present at our Annual Meeting to respond to appropriate questions, and they will be given an opportunity to make a statement if they wish to.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2003 and 2002, and fees billed for other services rendered by KPMG LLP.

	2003	2002
Audit fees (1)	$459,089	$361,319
Audit related fees (2)	12,000	11,000
Audit and audit related fees	471,089	372,319
Tax fees (3)	528,491	119,893
All other fees	—	—
Total fees	$999,580	$492,212

(1)	Audit fees consisted principally of fees for audit and review services, services related to various SEC filings and related research and the 2003 senior note add-ons. In 2002, audit fees consisted primarily of fees for audit and review services, services related to the acquisitions of Hammonds Homes and Perma-Bilt Homes, and our equity offering.

(2)	Audit related fees consisted of fees related to the audit of our 401(k) Plan.

(3)	Tax fees consisted of fees for income tax consulting and tax (including state and local tax procurement) compliance, including preparation of original and amended state and federal income tax returns, refund claims, and IRS tax audit assistance.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal accountants. All 2003 non-audit services listed above were pre-approved.

STOCKHOLDER PROPOSALS

The Board of Directors and Nominating/Governance Committee will consider nominations from stockholders for the class of directors whose terms expire at the year 2005 Annual Meeting. Nominations must be made in writing to our Secretary, received at least 90 days prior to the 2005 Annual Meeting, and contain sufficient background information concerning the nominee’s qualifications. Our Corporate Secretary must receive any other stockholder proposals for the 2005 Annual Meeting by December 12, 2004 to be considered for inclusion in our 2005 Proxy Statement. Proposals to be presented at the 2005 Annual Meeting that are not intended for inclusion in the Proxy Statement must be submitted in accordance with our Bylaws. A nomination or other proposal will be disregarded if it does not comply with the above procedures.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

We are offering our stockholders the opportunity to consent to receiving our future proxy materials and annual reports electronically by providing the appropriate information when voting via the Internet. Electronic delivery could save us a significant portion of the costs associated with printing and mailing annual meeting materials, and we hope that our stockholders find this service convenient and useful. If you consent and Meritage elects to deliver future proxy materials and/or annual reports to you electronically, then we will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. We may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program, or by contacting Mellon Investor Services if you hold shares in your own name.

By consenting to electronic delivery, you are stating to Meritage that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

Meritage Corporation

Larry W. Seay
Chief Financial Officer, Vice President-Finance
and Secretary
April 9, 2004

EXHIBIT A
MERITAGE CORPORATION
AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS CHARTER

I.	PURPOSE AND AUTHORITY

The primary purpose of the Audit Committee is to prepare an Audit Committee report as required by the SEC to be included in the Corporation’s annual proxy statement and to assist the Board of Directors in fulfilling its oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal audit function and independent auditors. Consistent with this purpose, the Audit Committee should encourage continuous improvement of, and should foster adherence to the Corporation’s policies, procedures and practices at all levels. The Audit Committee shall have the sole authority to appoint or replace the independent accountants and shall approve all audit engagement fees and terms and all significant non-audit engagements with the independent accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee’s primary duties and responsibilities are to:

•	Receive and review reports received from independent auditors, and review any audit problems.

•	Prepare audit committee reports for Corporation proxy statements.

•	Conduct periodic, separate meetings with each of the outside auditors, internal auditors and management.

•	Discuss earnings releases and analyst guidance with management.

•	Establish policies of the Corporation with respect to risk assessment and risk management.

•	Establish clear hiring policies with regard to current or past employees of the outside auditor that the Corporation may be seeking to hire as an employee of the Corporation.

•	Perform annual evaluations of the Audit Committee itself.

•	Make regular reports to the Board.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

The Audit Committee shall have the authority and resources, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

II.	COMPOSITION

The Audit Committee shall be comprised of three or more directors. The members of the Audit Committee shall meet the independence and experience requirements of the NYSE and the SEC.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and the Chair shall be a “financial expert.” Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. No member of the Audit Committee may serve simultaneously on the audit committees of more than three public companies.

Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet periodically with management and the internal and outside auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants, internal auditors and management quarterly to review the Company’s financial statements consistent with IV.3 below.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter periodically, at least annually, as conditions dictate. The Audit Committee shall annually review the Committee’s own performance.

2.	Review the organization’s annual audited financial statements and any reports or other financial information submitted to any governmental body, or the public, including the Corporation’s disclosures and MD&A, any certification, report, opinion or review rendered by the independent accountants, and recommend whether the audited financial statements shall be included in the Corporation’s Form 10-K.

3.	Review the Corporation’s Form 10-Q and quarterly financial statements with financial management and the independent accountants, if necessary, prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

4.	Select the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants.

5.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6.	Meet in separate sessions with management, the independent auditors and those responsible for the internal audit function to enable a productive identification of any issues that would warrant the Audit Committee’s attention.

7.	Review the experience and qualifications of the senior members of the independent accountant team and the internal audit team.

8.	Obtain and review a report from the independent auditor at least annually regarding (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Corporation, and (c) other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences. Evaluate the qualifications, performance and independence of the independent accountant, including considering whether the accountant’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the accountant’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board and, as necessary, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the accountants.

9.	At least annually, obtain and review a report on the outside auditor that addresses: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one of more independent audits carried out by the firm, and any steps taken to deal with any issues; and all relationships between the independent auditor and the Corporation.

10.	Obtain and review the Corporation’s signing officer(s)’ disclosures regarding (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (b) any fraud whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

11.	Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the independent accounting firm itself on a regular basis.

12.	Ensure that the lead audit partner of the independent auditor has not performed audit services for the Corporation in each of the five (5) previous fiscal years of that Corporation.

13.	Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent accountant who were engaged on the Corporation’s account.

14.	Discuss with the independent accountant any communications between the audit team and the firm’s national office with respect to auditing or accounting issues presented by the engagement.

15.	Meet with the independent accountant prior to the audit to discuss the planning and staffing of the audit and discuss budget and staffing of the Corporation’s internal audit function.

16.	Pre-approve all audit and non-audit services provided by the independent auditor, unless these services are de minimis.

Financial Reporting Processes

17.	Discuss with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Corporation’s financial statements.

18.	Discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

19.	Discuss with management and the independent accountants the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

20.	Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

Process Improvement

21.	Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

22.	Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

23.	Review any significant disagreements among management and the independent accountants in connection with the preparation of the financial statements and management’s response.

24.	Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.)

Ethical and Legal Compliance

25.	Review and update periodically the Corporation’s employee handbook and Code of Ethics and ensure that management has established a system to enforce these policies.

26.	Review management’s monitoring of the Corporation’s compliance with the organization’s conduct policies, and ensure that management has the proper review system in place to ensure that Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public, satisfy legal requirements.

27.	Establish procedures for the submission, receipt, retention and treatment of complaints and concerns regarding internal accounting controls, accounting matters or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

28.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

29.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

30.	Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

EXHIBIT B
MERITAGE CORPORATION
STOCK OPTION PLAN

1.	ESTABLISHMENT, PURPOSE AND DEFINITIONS

a.	The Stock Option Plan (the “Option Plan”) of Meritage Homes (the “Company”) is hereby adopted. The Option Plan shall provide for the issuance of incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”).

b.	The purpose of this Option Plan is to promote the long-term success of the Company by attracting, motivating and retaining key executives, consultants and directors (the “Participants”) through the use of competitive long-term incentives which are tied to stockholder interests by providing incentives to the Participants in the form of stock options which offer rewards for achieving the long-term strategic and financial objectives of the Company.

c.	The Option Plan is intended to provide a means whereby Participants may be given an opportunity to purchase shares of Stock (as defined herein) of the Company pursuant to (i) options which may qualify as ISOs under Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or (ii) NSOs which may not so qualify.

d.	The term “Affiliates” as used in this Option Plan means parent or subsidiary corporations, as defined in Section 424(e) and (f) of the Code (but substituting “the Company” for “employer corporation”), including parents or subsidiaries which become such after adoption of the Option Plan.

2.	ADMINISTRATION OF THE PLAN

a.	The Option Plan shall be administered by members of the Board of Directors of the Company (the “Board”) qualifying as “non-employee directors” as such term is defined in Rule 16b-3 promulgated by the Securities and Exchange Commission (the “Commission”).

b.	The Board may from time to time determine which employees of the Company or its Affiliates or other individuals or entities (each an “option holder”) shall be granted options under the Option Plan, the terms thereof (including without limitation determining whether the option is an incentive stock option and the times at which the options shall become exercisable), and the number of shares of Stock for which an option or options may be granted.

c.	If rights of the Company to repurchase Stock are imposed, the Board may, in its sole discretion, accelerate, in whole or in part, the time for lapsing of any rights of the Company to repurchase shares of such Stock or forfeiture restrictions.

d.	If rights of the Company to repurchase Stock are imposed, the certificates evidencing such shares of Stock awarded hereunder, although issued in the name of the option holder concerned, shall be held by the Company or a third party designated by the Board in escrow subject to delivery to the option holder or to the Company at such times and in such amounts as shall be directed by the Board under the terms of this Option Plan. Share certificates representing Stock that is subject to repurchase rights shall have imprinted or typed thereon a legend or legends summarizing or referring to the repurchase rights.

e.	The Board shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations, consistent with the provisions of the Option Plan, as, in its opinion, may be advisable in the administration of the Option Plan, to construe and interpret the Option Plan, the rules and regulations, and the instruments evidencing options granted under the Option Plan and to make all other determinations deemed necessary or advisable for the administration of the Option Plan. All decisions, determinations and interpretations of the Board shall be binding on all option holders under the Option Plan.

3.	STOCK SUBJECT TO THE PLAN

a.	“Stock” shall mean Common Stock of the Company or such stock as may be changed as contemplated by Section 3(c) below. Stock shall include shares drawn from either the Company’s authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including without limitation shares repurchased by the Company in the open market. The maximum number of shares of Common Stock that can be issued under this Option Plan is 2,950,000 shares, and the maximum number of shares of Common Stock that can be issued to any one person under this Option Plan is 100,000 shares per year.

b.	Options may be granted under the Option Plan from time to time to eligible persons. Stock options awarded pursuant to the Option Plan which are forfeited, terminated, surrendered or canceled for any reason prior to exercise shall again become available for grants under the Option Plan (including any option canceled in accordance with the cancellation regrant provisions of Section 6(f) herein).

c.	If there shall be any changes in the Stock subject to the Option Plan, including Stock subject to any option granted hereunder, through merger, consolidation, recapitalization, reorganization, reincorporation, stock split, reverse stock split, stock dividend, combination or reclassification of the Company’s Stock or other similar events, an appropriate adjustment shall be made by the Board in the number of shares of Stock. Consistent with the foregoing, in the event that the outstanding Stock is changed into another class or series of capital stock of the Company, outstanding options to purchase Stock granted under the Option Plan shall become options to purchase such other class or series and the provisions of this Section 3(c) shall apply to such new class or series.

d.	The aggregate number of shares of Stock approved by the Option Plan may not be exceeded without amending the Option Plan and obtaining stockholder approval within twelve months of such amendment.

4.	ELIGIBILITY

Persons who shall be eligible to receive stock options granted under the Option Plan shall be those individuals and entities as the Board in its discretion determines should be awarded such incentives given the best interests of the Company; provided, however, that (i) ISOs may only be granted to employees of the Company and its Affiliates and (ii) any person holding capital stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company or any Affiliate shall not be eligible to receive ISOs unless the exercise price per share of Stock is at least 110% of the fair market value of the Stock on the date the option is granted.

5.	EXERCISE PRICE FOR OPTIONS GRANTED UNDER THE PLAN

(a)	All ISOs and NSOs will have option exercise prices per option share not less than the fair market value of a share of the Stock on the date the option is granted, except that in the case of ISOs granted to any person possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate the price shall be not less than 110% of such fair market value. The price of ISOs or NSOs granted under the Option Plan shall be subject to adjustment to the extent provided in Section 3(c) above.

(b)	The fair market value on the date of grant shall be determined based upon the closing price on an exchange on that day or, if the Stock is not listed on an exchange, on the average of the closing bid and asked prices in the Over the Counter Market on that day.

6.	TERMS AND CONDITIONS OF OPTIONS

a.	Each option granted pursuant to the Option Plan shall be evidenced by a written stock option agreement (the “Option Agreement”) executed by the Company and the person to whom such option is granted. The Option Agreement shall designate whether the option is an ISO or an NSO.

b.	The term of each ISO and NSO shall be no more than 10 years, except that the term of each ISO issued to any person possessing more than 10% of the voting power of all classes of stock of the Company or any Affiliate shall be no more than 5 years. Subsequently issued options, if Stock becomes available because of further allocations or the lapse of previously outstanding options, will extend for terms determined by the Board or the Committee but in no event shall an ISO be exercised after the expiration of 10 years from the date of its grant.

c.	In the case of ISOs, the aggregate fair market value (determined as of the time such option is granted) of the Stock to which ISOs are exercisable for the first time by such individual during any calendar year (under this Option Plan and any other plans of the Company or its Affiliates if any) shall not exceed the amount specified in Section 422(d) of the Internal Revenue Code, or any successor provision in effect at the time an ISO becomes exercisable.

d.	The Option Agreement may contain such other terms, provisions and conditions regarding vesting, repurchase or other provisions as may be determined by the Board. To the extent such terms, provisions and conditions are inconsistent with this Option Plan, the specific provisions of the Option Plan shall prevail. If an option, or any part thereof, is intended to qualify as an ISO, the Option Agreement shall contain those terms and conditions, which the Board determines, are necessary to so qualify under Section 422 of the Internal Revenue Code.

e.	The Board shall have full power and authority to extend the period of time for which any option granted under the Option Plan is to remain exercisable following the option holder’s cessation of service as an employee, director or consultant, including without limitation cessation as a result of death or disability; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.

f.	As a condition to option grants under the Option Plan, the option holder agrees to grant the Company the repurchase rights as the Company may at its option require and as may be set forth in a separate repurchase agreement. Any option granted under the Option Plan may be subject to a vesting schedule as provided in the Option Agreement and, except as provided in this Section 6 herein, only the vested portion of such option may be exercised at any time during the Option Period. All rights to exercise any option shall lapse and be of no further effect whatsoever immediately if the option holder’s service as an employee is terminated for “Cause” (as hereinafter defined) or if the option holder voluntarily terminates the option holder’s service as an employee. The unvested portion of the option will lapse and be of no further effect immediately upon any termination of employment of the option holder for any reason. In the remaining cases where the option holder’s service as an employee is terminated due to death, permanent disability, or is terminated by the Company (or its affiliates) without Cause at any time, unless otherwise provided by the Committee, the vested portion of the option will extend for a period of three (3) months following the termination of employment and shall lapse and be of no further force or effect whatsoever only if it is not exercised before the end of such three (3) month period. “Cause” shall be defined in an Employment Agreement between Company and option holder and if none there shall be “Cause” for termination if (i) the option holder is convicted of a felony, (ii) the option holder engages in any fraudulent or other dishonest act to the detriment of the Company, (iii) the option holder fails to report for work on a regular basis, except for periods of authorized absence or bona fide illness, (iv) the option holder misappropriates trade secrets, customer lists or other proprietary information belonging to the Company for the option holder’s own benefit or for the benefit of a competitor, (v) the option holder engages in any willful misconduct designed to harm the Company or its stockholders, or (vi) the option holder fails to perform properly assigned duties.

g.	No fractional shares of Stock shall be issued under the Option Plan, whether by initial grants or any adjustments to the Option Plan.

7.	USE OF PROCEEDS

Cash proceeds realized from the sale of Stock under the Option Plan shall constitute general funds of the Company.

8.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

a.	The Board may at any time suspend or terminate the Option Plan, and may amend it from time to time in such respects as the Board may deem advisable provided that (i) such amendment, suspension or termination complies with all applicable state and federal requirements and requirements of any stock exchange on which the Stock is then listed, including any applicable requirement that the Option Plan or an amendment to the Option Plan be approved by the stockholders, and (ii) the Board shall not amend the Option Plan to increase the maximum number of shares of Stock subject to ISOs under the Option Plan or to change the description or class of persons eligible to receive ISOs under the Option Plan without the consent of the stockholders of the Company sufficient to approve the Option Plan in the first instance. The Option Plan shall terminate on the earlier of (i) tenth anniversary of the Plan’s approval or (ii) the date on which no additional shares of Stock are available for issuance under the Option Plan.

b.	No option may be granted during any suspension or after the termination of the Option Plan, and no amendment, suspension or termination of the Option Plan shall, without the option holder’s consent, alter or impair any rights or obligation under any option granted under the Option Plan.

c.	[Reserved.]

d.	Nothing contained herein shall be construed to permit a termination, modification or amendment adversely affecting the rights of any option holder under an existing option theretofore granted without the consent of the option holder.

9.	ASSIGNABILITY OF OPTIONS AND RIGHTS

Each ISO and NSO granted pursuant to this Option Plan shall, during the option holder’s lifetime, be exercisable only by the option holder, and neither the option nor any right to purchase Stock shall be transferred, assigned or pledged by the option holder, by operation of law or otherwise, other than upon a beneficiary designation executed by the option holder and delivered to the Company or the laws of descent and distribution.

10. PAYMENT UPON EXERCISE

Payment of the purchase price upon exercise of any option or right to purchase Stock granted under this Option Plan shall be made by giving the Company written notice of such exercise, specifying the number of such shares of Stock as to which the option is exercised. Such notice shall be accompanied by payment of an amount equal to the Option Price of such shares of Stock. Such payment may be (i) cash, (ii) by check drawn against sufficient funds, (iii) such other consideration as the Board, in its sole discretion, determines and is consistent with the Option Plan’s purpose and applicable law, or (iv) any combination of the foregoing. Any Stock used to exercise options to purchase Stock (including Stock withheld upon the exercise of an option to pay the purchase price of the shares of Stock as to which the option is exercised) shall be valued in accordance with procedures established by the Board. If accepted by the Committee in its discretion, such consideration also may be paid through a broker-dealer sale and remittance procedure pursuant to which the option holder (i) shall provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased Stock and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased Stock plus all applicable Federal and State income and employment taxes required to be withheld by the Company in connection with such purchase and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Stock directly to such brokerage firm in order to complete the sale transaction.

11. WITHHOLDING TAXES

a.	Shares of Stock issued hereunder shall be delivered to an option holder only upon payment by such person to the Company of the amount of any withholding tax required by applicable federal, state, local or foreign law. The Company shall not be required to issue any Stock to an option holder until such obligations are satisfied.

b.	The Board may, under such terms and conditions as it deems appropriate, authorize an option holder to satisfy withholding tax obligations under this Section 11 by surrendering a portion of any Stock previously issued to the option holder or by electing to have the Company withhold shares of Stock from the Stock to be issued to the option holder, in each case having a fair market value equal to the amount of the withholding tax required to be withheld.

12. RATIFICATION

This Option Plan and all options issued under this Option Plan shall be void unless this Option Plan is or was approved or ratified by (i) the Board; and (ii) a majority of the votes cast at a stockholder meeting at which a quorum representing at least a majority of the outstanding shares of Stock is (either in person or by proxy) present and voting on the Option Plan within twelve months of the date this Option Plan is adopted by the Board. No ISOs shall be exercisable prior to the date such stockholder approval is obtained.

13. CORPORATE TRANSACTIONS

a.	For the purpose of this Section 13, a “Corporate Transaction” shall include any of the following stockholder-approved transactions to which the Company is a party:

(i)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company’s incorporation;

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; or

(iii)	any reverse merger in which the Company is the surviving entity but in which beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger.

b.	Upon the occurrence of a Corporate Transaction, if the surviving corporation or the purchaser, as the case may be, does not assume the obligations of the Company under the Option Plan, then irrespective of the vesting provisions contained in individual option agreements, all outstanding options shall become immediately exercisable in full and each option holder will be afforded an opportunity to exercise their options prior to the consummation of the merger or sale transaction so that they can participate on a pro rata basis in the transaction based upon the number of shares of Stock purchased by them on exercise of options if they so desire. To the extent that the Option Plan is unaffected and assumed by the successor corporation or its parent company a Corporate Transaction will have no effect on outstanding options and the options shall continue in effect according to their terms.

c.	Each outstanding option under this Option Plan which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the option holder in connection with the consummation of such Corporate Transaction had such person exercised the option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under this Option Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

d.	The grant of options under this Option Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

14.	REGULATORY APPROVALS

The obligation of the Company with respect to Stock issued under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies or stock exchanges as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Stock under the Plan until such time as any legal requirements or regulations have been met relating to the issuance of Stock, to their registration or qualification under the Securities Exchange Act of 1934, if applicable, or any applicable state securities laws, or to their listing on any stock exchange at which time such listing may be applicable.

15.	NO EMPLOYMENT/SERVICE RIGHTS

Neither the action of the Company in establishing this Option Plan, nor any action taken by the Board or the Committee hereunder, nor any provision of this Option Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Company (or any parent, subsidiary or affiliated corporation) for any period of specific duration, and the Company (or any parent, subsidiary or affiliated corporation retaining the services of such individual) may terminate or change the terms of such individual’s employment or service at any time and for any reason, with or without cause.

16.	MISCELLANEOUS PROVISIONS

a.	The provisions of this Option Plan shall be governed by the laws of the State of Arizona, as such laws are applied to contracts entered into and performed in such State, without regard to its rules concerning conflicts of law.

b.	The provisions of this Option Plan shall insure to the benefit of, and be binding upon, the Company and its successors or assigns, whether by Corporate Transaction or otherwise, and the option holders, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.

c.	The option holders shall have no dividend rights, voting rights or any other rights as a stockholder with respect to any options under the Option Plan prior to the issuance of a stock certificate for such Stock.

d.	If there is a conflict between the terms of any employment agreement pursuant to which options under this Plan are to be granted and the provisions of this Plan, the terms of the employment agreement shall prevail.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

ELECTION OF CLASS II DIRECTORS: VOTE FOR nominees listed below	FOR	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
01 Steven J. Hilton	☐	☐	2.	To approve amendment to Company’s Stock Option Plan	☐	☐	☐
02 Raymond Oppel
03 William G. Campbell

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS YOU SPECIFY ABOVE. IF NO SPECIFIC VOTING DIRECTIONS ARE GIVEN BY YOU, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED AND AND FOR THE AMENDMENT OF THE STOCK OPTION PLAN IN PROPOSAL 2, AND WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE APPOINTED PROXY. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

WITHHELD FOR: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

Please sign exactly as name(s) appear herein. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/mth	OR	Telephone 1-800-435-6710	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

MERITAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS - May 12, 2004`

        The undersigned hereby appoints each of John R. Landon or Steven J. Hilton or proxies with full power of substitution acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Meritage Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at the The Crescent Club, 200 Crescent Court, Dallas, Texas 75201 on Wednesday, May 12, 2004 at 10:00 a.m. local time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

        IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR THE AMENDMENT OF THE STOCK OPTION PLAN IN PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please mark, sign and date the reverse side and return the proxy card promptly using the enclosed envelope.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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